Ex. 99.28(h)(3)(viii)

Amendment to

Administrative Fee Waiver Agreement

Between JNL Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Series Trust (the “Trust”) on behalf of each of its series of shares (each a “Fund” and collectively, the “Funds”) listed on Schedule A and Jackson National Asset Management, LLC (the “Administrator”).

Whereas, the Trust and the Administrator (the “Parties”) entered into an Administrative Fee Waiver Agreement dated September 25, 2017 (the “Agreement”), whereby the Administrator agreed to waive, for each Fund listed on Schedule A, a portion of its administrative fee, in the amounts listed on Schedule A, as it may be amended and approved by the Board of Trustees of the Trust (the “Board”) from time to time.

Whereas, the Board has approved, and the Parties have agreed, to amend the Agreement to change the JNL/Mellon MSCI KLD 400 Social Index Fund name to JNL/Morningstar U.S. Sustainability Index Fund (in connection with an investment strategy change and benchmark change, as approved by the Board), effective April 25, 2022.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated April 25, 2022, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 25, 2022.

JNL Series Trust		Jackson National Asset Management, LLC
By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A

Dated April 25, 2022

(List of Funds)

Fund	Class A Waiver	Class I Waiver
JNL/DFA International Core Equity Fund	None	0.05%
JNL/DFA U.S. Core Equity Fund	None	0.05%
JNL/DFA U.S. Small Cap Fund	None	0.05%
JNL/Mellon Communication Services Sector Fund	None	0.05%
JNL/Mellon Consumer Discretionary Sector fund	None	0.05%
JNL/Mellon Consumer Staples Sector Fund	None	0.05%
JNL/Mellon DowSM Index Fund	None	0.05%
JNL/Mellon Emerging Markets Index Fund	None	0.05%
JNL/Mellon Energy Sector Fund	None	0.05%
JNL/Mellon Financial Sector Fund	None	0.05%
JNL/Mellon Healthcare Sector Fund	None	0.05%
JNL/Mellon Industrials Sector Fund	None	0.05%
JNL/Mellon Information Technology Sector Fund	None	0.05%
JNL/Mellon Materials Sector Fund	None	0.05%
JNL/Morningstar U.S. Sustainability Index Fund	None	0.05%
JNL/Mellon World Index Fund	None	0.05%
JNL/Mellon Nasdaq® 100 Index Fund	None	0.05%
JNL/Mellon Real Estate Sector Fund	None	0.05%
JNL/Mellon Utilities Sector Fund	None	0.05%
JNL/RAFI® Fundamental U.S. Small Cap Fund	None	0.05%
JNL S&P 500 Index Fund	None	0.06%
JNL/Vanguard Growth ETF Allocation Fund	None	0.12%
JNL/Vanguard Moderate ETF Allocation Fund	None	0.13%
JNL/Vanguard Moderate Growth ETF Allocation Fund	None	0.12%

A-1